UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1943

Date of Report (Date of earliest event reported):  May 5, 2006

CHINA NORTH EAST PETROLEUM HOLDINGS, LIMITED

(Exact name of registrant as specified in its charter)

Nevada	000-49846	87-0638750
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No)

20337 Rimview Place Walnut, California	91789
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (909) 468-1858

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On May 5, 2006, Registrant’s wholly owned subsidiary, The Songyuan City Yu Qiao Qian An Hong Xiang Oil and Gas Co., Ltd., entered into an agreement (the “Agreement”) with Daqing City Ranghu Lu District Xu Yang Petroleum Tool Manufacturing Co., Ltd. (“Daqing City”) providing for the drilling of twenty (20) wells in Registrant’s Qian112 oilfield. The term of the drilling project under the Agreement shall terminate on December 31, 2006, subject to extension due to changes in construction design or other specifically enumerated conditions. The well construction technical specifications and quality levels are required to conform to the relevant standards of the national petroleum gas trade in the People’s Republic of China, or PRC, as well as other requirements set forth in the Agreement. Pursuant to the terms of the Agreement, Registrant shall pay Daqing City an amount in cash equal to eighteen million and eight hundred thousand RMB (18,800,000), of which 300,000 RMB must be paid prior to drilling of each well and the remaining amounts must be paid within one year, in equal monthly installments, after inspection and acceptance of the completion such well. The Agreement and services provided thereunder are subject to the laws of the PRC.

A copy of the Agreement is attached hereto as Exhibit 2.1. Registrant’s press release dated May 09, 2006 regarding entry into the Agreement is attached hereto as Exhibit 99.1.

Item 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

(c) Exhibits.

Exhibit Number	Description

2.1

Contract of Wells Drilling and Construction, dated May 5, 2006, by and between The Songyuan City Yu Qiao Qian An Hong Xiang Oil and Gas Co., Ltd. and Daqing City Ranghu Lu District Xu Yang Petroleum Tool Manufacturing Co., Ltd.

99.1	Press release dated May 09, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHINA NORTH EAST PETROLEUM HOLDINGS LIMITED

By:	/s/ Hong Jun Wang
Hong Jun Wang,
Chairman of the Board and President
Date: May 10, 2006